Exhibit 10.66

FORM OF AGREEMENT UNDER HYSTER-YALE MATERIALS HANDLING, INC.

LONG-TERM EQUITY INCENTIVE PLAN

Hyster-Yale Materials Handling, Inc.

5875 Landerbrook Drive, Suite 300

Cleveland, Ohio 44124-4017

Attention: Secretary

Re:	20 Grant of Award Shares Under Long-Term Equity Incentive Plan

The undersigned is an employee of Hyster-Yale Materials Handling, Inc. (the “Company”) or one of its wholly-owned subsidiaries (together with the Company, the “Employers”) to whom grants of an award (the “Award”) consisting of [insert number] fully paid and nonassessable shares (the “Award Shares”) of Class A Common Stock, par value $1.00 per share, of the Company (“Class A Common”) were made on             , 20     by the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) pursuant to the Hyster-Yale Materials Handling, Inc. Long-Term Equity Incentive Plan (the “Plan”). I hereby accept the Award and acknowledge to and agree with the Company as follows:

1.	Award. I acknowledge that the Committee has granted the Award to me subject to the terms of the Plan and the related Long-Term Equity Incentive Plan Guidelines for the January 1, 20 through December 31, 20 Performance Period (the “20 Guidelines”) and the terms of this Agreement, and I hereby acknowledge receipt of stock certificate numbered [ ] for [ ] shares of Class A Common representing the Award Shares.

2.	Restrictions on Transfer. I represent and covenant that, other than a Transfer (as defined below) (a) by will or the laws of descent and distribution, (b) pursuant to a domestic relations order meeting the definition of a qualified domestic relations order under Section 206(d)(3)(B) of the Employee Retirement Income Security Act of 1974, as amended (“QDRO”), (c) to a trust (a “Trust”) for my benefit or the benefit of my spouse, my children or my grandchildren (provided that Award Shares transferred to such a Trust shall continue to remain subject to the transfer restrictions hereinafter set forth) or (d) as otherwise permitted under the Plan with the consent of the Committee, the Award Shares shall be non-transferable and I shall not make (or attempt to make) any sale, assignment, transfer, exchange, pledge, hypothecation or encumbrance of the Award Shares (collectively, a “Transfer”).

3.	Lapse of Restrictions. I acknowledge that the transfer restrictions on the Award Shares set forth in paragraph 2 above shall lapse for all purposes and shall be of no further force or effect upon the earliest to occur of: (a) December 31, 20 ; (b) the date of my death or permanent disability; (c) five years after my Retirement (as defined in the Plan); (d) an extraordinary release of transfer restrictions pursuant to Section 8(d) of the Plan; (e) the Transfer of Award Shares pursuant to a QDRO, but only as to the shares so transferred and (f) a lapse of transfer restrictions as determined by the Committee in accordance with the Plan. As notice of such transfer restrictions, I acknowledge that there is affixed to each stock certificate representing Award Shares the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN THE HYSTER-YALE MATERIALS HANDLING, INC. LONG-TERM EQUITY INCENTIVE PLAN (“PLAN”). SUCH RESTRICTIONS ON TRANSFER UNDER THE PLAN SHALL LAPSE FOR ALL PURPOSES AND SHALL BE OF NO FURTHER FORCE OR EFFECT AFTER DECEMBER 31, 20    , OR SUCH EARLIER TIME AS PROVIDED IN THE PLAN.

4.	Obligations. I agree that each Trust and I shall fulfill the obligations imposed with respect to Award Shares by the Plan, this Agreement and the 20 Guidelines.

5.	Rights. I understand that, subject to the transfer restrictions set forth herein, I shall have all of the rights of a holder of Class A Common with respect to the Award Shares, including the right to vote such shares, to receive any dividends paid thereon and to participate in any of the matters described in clauses (b) and (c) of Section 9 of the Plan. Any securities that I receive in respect to Award Shares in connection with any of such matters shall be deemed to be Award Shares, and shall be subject to the transfer restrictions set forth herein to the same extent and for the same period as if such securities were the original Award Shares with respect to which they were issued (unless such restrictions are modified or eliminated by the Committee).

6.	Surrender of Certificates. I understand that: (a) in the case of a Transfer under clause (a) or (b) of paragraph 2 above, on surrender to the Company by my successor or successors in interest to the Award Shares of the appropriate certificate or certificates reflecting the Award Shares, or (b) on surrender to the Company (or its delegate) of the appropriate certificate or certificates reflecting Award Shares with respect to which the transfer restrictions have otherwise lapsed in accordance with paragraph 3 above, the Company shall cause a new certificate or certificates to be issued without any legend referring to such restrictions.

7.	Withholding. In order that the applicable Employer may satisfy its withholding obligations with respect to the compensation income resulting from the grant of any Award Shares, I authorize and direct the applicable Employer to withhold from any amounts otherwise payable to me such amounts of taxes with respect to the income attributable to such shares and at such time or times as may be required to be withheld, including, without limitation, taxes required to be withheld by reason of the compensation required to be reported for Federal income and employment tax purposes by me, all as determined in good faith in the sole judgment of the applicable Employer. If there are no such amounts otherwise payable to me, or if such amounts are insufficient, I will reimburse or indemnify the applicable Employer or make provision satisfactory to the Board or the Committee (or to any officer authorized for that purpose by the Board or the Committee) to reimburse or indemnify the applicable Employer for such amounts of taxes at such time and from time to time, as the applicable Employer may make demand for such reimbursement or indemnity. If and to the extent that in the sole judgment of the Board or the Committee (or any officer authorized for that purpose by the Board or the Committee) it appears advisable to do so, in order to enforce the Company’s rights under the Plan and this Agreement, the Company shall not issue or cause to be issued to me (or to my successor in interest), any new stock certificate without any legend referring to the transfer restrictions with respect to the Award Shares as to which such restrictions have lapsed, unless and until such amounts of taxes have been withheld from amounts otherwise payable to me (or any of my successors in interest), or I (or such successor in interest) reimburse or indemnify the applicable Employer for such amounts of such taxes or make other provisions for reimbursement or indemnification to the applicable Employer of such taxes, satisfactory in the sole judgment of the Board or the Committee (or such officer) exercised in good faith.

8.	No Right to Employment. I acknowledge that the grant of Award Shares to me does not in any way entitle me to continued employment with the Employers and does not limit or restrict any right that the Employers otherwise may have to terminate my employment.

[Name]

ACCEPTED , 20 HYSTER-YALE MATERIALS HANDLING, INC.

By:
[name and title]